Exhibit 99.(a)(1)(G)

FOR IMMEDIATE RELEASE

Company name:	Otsuka Holdings Co., Ltd.
Representative name:	Tatsuo Higuchi President and Representative Director, CEO
Stock ticker:	4578, Tokyo Stock Exchange, First Section
Contact:	Takuma Kimura Director, Investor Relations Department
Telephone:	+81-3-6361-7411

Otsuka Pharmaceutical Commences Tender Offer to Acquire

All Outstanding Shares of Astex Pharmaceuticals

Tokyo, Japan — September 14, 2013 — Otsuka Holdings Co., Ltd. announced today that its wholly-owned subsidiary, Otsuka Pharmaceutical Co., Ltd. (“Otsuka Pharmaceutical”), had commenced, through its wholly-owned indirect subsidiary Autumn Acquisition Corporation, a tender offer (the “Tender Offer”) on September 13, 2013 New York time for all outstanding shares of common stock of Astex Pharmaceuticals, Inc. (NASDAQ: ASTX) (“Astex”) for US $8.50 per share, net to the seller in cash, without interest and less any required withholding taxes.  The Tender Offer is scheduled to expire at 12:00 midnight, New York time on October 10, 2013, unless extended or earlier terminated.

On September 5, 2013, Otsuka Pharmaceutical and Astex announced that Otsuka Pharmaceutical and Astex had signed a definitive merger agreement pursuant to which the tender offer would be made.  Astex’s Board of Directors approved the terms of the merger agreement, including the Tender Offer.

Pursuant to the merger agreement, after completion of the tender offer and the satisfaction or waiver of all conditions, Autumn Acquisition Corporation will merge with and into Astex, and all of the shares of common stock of Astex not purchased in the Tender Offer (other than shares of common stock held in the treasury of Astex or by Otsuka Pharmaceutical, Autumn Acquisition Corporation or any other direct or indirect wholly owned subsidiary of Astex or Otsuka Pharmaceutical, which shares will be canceled and extinguished, or by stockholders of Astex who validly exercise appraisal rights under Delaware law with respect to such shares) will be converted into the right to receive $8.50 in cash per share, without interest thereon and less any applicable withholding taxes.

Otsuka Pharmaceutical and Autumn Acquisition Corporation are filing with the Securities and Exchange Commission (“SEC”) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the Tender Offer.

Additionally, Astex is filing with the SEC today a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of the Astex’s board of directors that Astex’s stockholders tender their shares of common stock into the tender offer.

The Tender Offer is conditioned on the tender of a majority of the outstanding shares of common stock of Astex as well as other customary closing conditions.

We will provide an additional notification once the details are fixed regarding the impact that this acquisition will have on our consolidated financial results.

Note to Investors

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities.  The tender offer to purchase shares of Astex common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which Autumn Acquisition Corporation, a wholly-owned indirect subsidiary of Otsuka Pharmaceutical, will file with the SEC.  At the time the tender offer is commenced, Astex will file with the SEC a Solicitation/Recommendation Statement with respect to the tender offer (the “Recommendation Statement”).  THE TENDER OFFER STATEMENT AND THE RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.  Both the Tender Offer Statement and the Recommendation Statement will be mailed to Astex stockholders free of charge.  Investors and security holders of Astex also are advised that they may also obtain free copies of the Tender Offer Statement and other documents filed by Autumn Acquisition Corporation with the SEC (when these documents become available) and the Recommendation Statement and other documents filed by Astex (when these documents become available) on the SEC’s website at http://www.sec.gov.

Forward-looking Statements

Certain statements contained in this press release, including without limitation expectations as to future sales and operating results, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; and any statements of assumptions underlying any of the foregoing. Words such as “expects,” “anticipates,” “believes,” “plans,” “intends,” “estimates,” “projects,” “forecasts,” “outlook,” and similar expressions are also intended to identify forward-looking statements. The statements involve known and unknown risks, uncertainties, and other factors which may cause the company’s actual results, earnings, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: general industry and market conditions, general domestic and international economic conditions such as interest rate and currency exchange fluctuations, technological advances and patents attained by competitors, challenges inherent in new product development and clinical trials, claims and concerns about product safety and efficacy, obtaining regulatory approvals, domestic and foreign healthcare reforms, and healthcare cost containment, laws and regulations affecting domestic and foreign operations, and failure to gain market acceptance or third-party consents. Risks and uncertainties that could cause results to differ from expectations also include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Astex stockholders will tender their stock in the offer; the risk that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction. We will not undertake and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.